Exhibit 99.1

J2 Global Announces Proposed Private Offering of $500,000,000 Convertible Senior Notes

LOS ANGELES – November 11, 2019 - J2 Global, Inc. (NASDAQGS:JCOM) (“J2 Global”) today announced that it intends to offer, subject to market conditions and other factors, $500,000,000 aggregate principal amount of its convertible senior notes due 2026 in a private offering to qualified institutional buyers pursuant to Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”). In connection with the offering of the notes, J2 Global expects to grant the initial purchasers an option to purchase, during a 13-day period beginning on, and including, the first day on which the notes are issued, up to an additional $50,000,000 aggregate principal amount of the notes.

The notes will be general senior unsecured obligations of J2 Global and will mature on November 1, 2026, unless earlier converted or repurchased. The initial conversion rate, interest rate and certain other terms of the notes will be determined at the time of pricing of the offering.

J2 Global expects to use a portion of the net proceeds from the offering of the notes to pay off all amounts outstanding under the existing senior secured credit facility of J2 Global’s wholly owned subsidiary, J2 Cloud Services, LLC. J2 Global expects to use the remainder of the net proceeds from the offering for general corporate purposes, which may include acquisitions although J2 Global does not have any agreements or commitments for any material acquisitions or investments at this time.

Neither the notes, nor any shares of J2 Global common stock issuable upon conversion of the notes, have been nor will be registered under the Securities Act or any state securities laws, and may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy any security and shall not constitute an offer, solicitation or sale in any jurisdiction in which such offer, solicitation or sale would be unlawful.

“Safe Harbor” Statement Under the Private Securities Litigation Reform Act of 1995

Certain statements in this Press Release are “forward-looking statements” within the meaning of The Private Securities Litigation Reform Act of 1995 with respect to the proposed senior notes offering. These forward-looking statements are subject to numerous assumptions, risks and uncertainties, including market and other conditions and, with respect to the proposed use of proceeds, the availability of acquisition targets on acceptable terms or at all. There are important factors that could cause our actual results, level of activity, performance or achievements to differ materially from the results, level of activity, performance or achievements expressed or implied by the forward-looking statements, including those factors described in J2 Global’s Annual Report on Form 10- K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K and other documents filed from time to time by J2 Global with the SEC. Although management’s expectations may change after the date of this press release, J2 Global undertakes no obligation to revise or update these statements.

J2 Global, Inc.

Rebecca Wright

800-577-1790

press@j2.com